Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-102627, No. 333-107990, No. 333-115628, No. 333-117425, No. 333-145004 and No. 333-166830) and on Form S-3 (No. 333-165263) of Plains Exploration & Production Company and the Registration Statement on Form S-4 (No. 333-185747) of Freeport-McMoRan Copper & Gold Inc. of our report dated February 22, 2013, with respect to the consolidated financial statements of McMoRan Exploration Co., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New Orleans, Louisiana

February 22, 2013